EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONSTRUCTION OF TWO JACK-UP DRILLING UNITS

Houston, Texas
October 5, 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., a Houston-based International Drilling Contractor (NYSE: ATW), announced today that on October 1, 2010, Atwood Oceanics Pacific Limited (“AOPL”), a wholly-owned subsidiary of Atwood Oceanics, Inc. (the “Company”), executed turnkey construction agreements with PPL Shipyard PTE LTD (“PPL”) to construct two (2) Pacific Class 400 jack-up drilling units. These new rigs will have a rated water depth of 400 feet, accommodations for 150 personnel and significant offline handling features.  The two (2) rigs are scheduled for delivery September 30 and December 31, 2012, respectively.  The total cost, including project management, drilling and handling tools, spares and capitalized interest, of each high specification rig approximates $190 million.  Financing for the construction of these two rigs is expected to be provided from a combination of ongoing cash flows of AOPL and debt, as necessary, from AOPL’s current senior credit facilities.  The Company will consider whether any additional debt may be necessary in connection with fleet expansion.

Upon delivery, these rigs will become the twelfth and thirteenth mobile offshore drilling units owned by the Company group.  AOPL and PPL have also arranged option agreements for up to three (3) additional Pacific Class 400 jack-up drilling units which require commitment by AOPL at various times beginning 90 days after the execution of the subject construction contracts and extend to 15 months after the execution of the subject construction contracts. No determination has been made at this time whether any options will be exercised.

Rob Saltiel, Atwood President and CEO, commented, “We look forward to expanding our high-specification jack-up fleet with these Pacific Class 400 drilling rigs.  This jack-up design combines excellent capability, efficiency and flexibility that will allow Atwood to better serve our clients.  PPL shipyard has an excellent reputation for quality and responsiveness, and we expect they will be a great partner with us in this strategic endeavor."

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, and the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010, both filed with the Securities and Exchange Commission.

Contact: Mark L. Mey
(281) 749-7902